Exhibit 99.1

PRESS RELEASE

RELEASE DATE:	April 25, 2003
CONTACT:	J. Ardie Dillen
Chairman, President and Chief Executive Officer
Michael J. Kirk
Executive Vice President and Chief Financial Officer
(724) 933-4509 ext. 217

PITTSBURGH FINANCIAL CORP. ANNOUNCES EARNINGS FOR THE
SECOND QUARTER OF FISCAL 2003

     PITTSBURGH, PENNSYLVANIA -(NASDAQ:PHFC) Pittsburgh Financial Corp. (the “Company”), parent company of BankPittsburgh (the “Bank”), reported net income for the quarter ended March 31, 2003 of $3,000 as compared to $167,000 for the same quarter in 2002. For the six months ended March 31, 2003, net income was $323,000 as compared to $313,000 for the six months ended March 31, 2002.

     The Company reported diluted earnings per share of $0 for the quarter ended March 31, 2003, compared to $.12 for the quarter ended March 31, 2002. Excluding non-core items (net gain on sale of investment securities), diluted loss per share was $.11 for the quarter ended March 31, 2003. There was no impact from non-core items on diluted earnings per share for the quarter ended March 31, 2002.

     “While the capital position of the Company and the Bank remain solid, and liquidity, interest rate sensitivity and asset quality are satisfactory or better, core earnings performance is unsatisfactory.” said J. Ardie Dillen, Chairman, President and CEO. “An extremely low net interest spread continues to be the most significant factor adversely impacting the earnings performance of the Company,” continued Mr. Dillen.

     “The low net interest spread is due primarily to a high cost of funds which results from a higher than peer level of longer-term borrowings combined with the significant decline in interest rates over the last 24 months to today’s historically low levels. Further exacerbating the pressure on the Company’s net interest spread is the fact that over the last 18 months, assets funded by much of the longer-term borrowings (primarily residential mortgage loans and mortgage backed securities) have been prepaying rapidly, due to the low interest rate environment. Certainly, an additional factor negatively impacting profitability is the increased operating expenses incurred in repositioning the Bank’s franchise over the last seven years. While we believe the Company is well positioned to improve its performance should interest rates increase, the prevailing level of interest rates is expected to continue to constrain the Company’s earnings for fiscal 2003.”

     The decrease of $164,000 in net income for the quarter ended March 31, 2003 compared to the quarter ended March 31, 2002 was primarily the result of a $321,000 decrease in net interest income (due to a $1.2 million decrease in interest income partially offset by a $918,000 decrease in interest expense), and a $322,000 increase in noninterest expense, which were partially offset by a $310,000 increase in noninterest income, a $90,000 decrease in provision for loan losses and a $78,000 decrease in income tax expense. Included in the $310,000 increase in noninterest income noted above is a pre-tax net gain of $244,000 on the sale of investment securities. Excluding non-core items (net gain on sale of investment securities), net loss for the quarter ended March 31, 2003 was $158,000 as compared to net income of $158,000 for the same period in 2002.

     The Company’s average interest rate spread decreased 24 basis points to 1.53% for the quarter ended March 31, 2003 from 1.77% for the quarter ended March 31, 2002. The decrease was primarily due to a decrease in the yield on the Company’s earning assets of 89 basis points from 6.84% for the quarter ended March 31, 2002 to 5.95% for the quarter ended March 31, 2003 partially offset by a decrease in the Company’s cost of funds of 65 basis points from 5.07% for the quarter ended March 31, 2002 to 4.42% for the quarter ended March 31, 2003. As a result of the above, combined with a smaller earning asset base, the Company’s net interest income decreased for the quarter by $321,000 or 16.4%.

     Noninterest income, excluding the gain on the sale of investment securities, increased for the quarter by $67,000 or 15.6% from the year ago period. The increase was primarily due to an increase in fee income, income recognized from bank owned life insurance, and fees generated from the Company’s majority owned loan settlement subsidiary. Noninterest expense excluding the loss on the sale of foreclosed real estate increased $308,000 or 15.4% from the year ago quarter. The increase is primarily related to costs associated with the aforementioned loan settlement subsidiary. Compensation and other benefits increased $228,000 from $953,000 for the quarter ended March 31, 2002 to $1.2 million for the quarter ended March 31, 2003. The primary reasons for the $228,000 increase include salaries and benefits for the loan settlement subsidiary ($101,000), severance costs associated with a former officer, the continued expansion of the Bank’s commercial lending and cash management departments, and normal salary adjustments. Premises and occupancy costs increased $34,000 from $411,000 for the quarter ended March 31, 2002 to $444,000 for the quarter ended March 31, 2003 primarily due to the title subsidiary, and other expenses increased $85,000 from $416,000 for the quarter ended March 31, 2002 to $502,000 for the quarter ended March 31, 2003. Marketing costs decreased $32,000 from $96,000 for the quarter ended March 31, 2002 to $64,000 for the quarter ended March 31, 2003. Data processing costs decreased $2,000 from $114,000 for the quarter ended March 31, 2002 to $112,000 for the quarter ended March 31, 2003.

     The increase of $11,000 in net income for the six months ended March 31, 2003 compared to the six months ended March 31, 2002 was primarily the result of a $782,000 increase in noninterest income, partially offset by a $502,000 decrease in net interest income (due to an $2.33 million decrease in interest income partially offset by a $1.83 million decrease in interest expense), a $432,000 increase in noninterest expense and a $18,000 increase in income taxes. Included in the $432,000 increase in noninterest income noted above is a pre-tax net gain of $454,000 on the sale of branch deposits and branch offices, a pre-tax net gain of $244,000 on the sale of investment securities, and a $51,000 pre-tax loss on the early extinguishment of trust preferred debt. Excluding these non-core items, net loss for the six months ended March 31, 2003 was $104,000 as compared to net income of $297,000 for the same period in 2002.

     The Company’s average interest rate spread decreased from 1.68% for the six months ended March 31, 2002 to 1.53% for the six months ended March 31, 2003. The decrease was primarily due to a decrease in the Company’s yield on earning assets of 85 basis points from 6.94% to 6.09%, offset by a decrease in the Company’s cost of funds of 70 basis points from 5.26% for the six months ended March 31, 2002 to 4.56% for the six months ended March 31, 2003. In addition, the Company’s average total earning assets decreased $21.4 million from $399.6 million to $378.1 million. As a result of the above, the Company’s net interest income decreased for the six months by $502,000 or 13.0%.

     Noninterest income, excluding investment sales, the sale of branch deposits, branch offices, and the early extinguishment of trust preferred debt, increased $136,000 or 15.5% from the year ago period. The increase was primarily as a result of fee income and income recognized from the purchase of bank owned life insurance. Noninterest expense, excluding the gains or losses on sale of foreclosed real estate, increased $418,000 or 10.5% from the year ago period. The increase in noninterest expense was primarily attributable to an increase in compensation and other benefits of $322,000 from $1.88 million for the six months ended March 31, 2002 to $2.20 million for the six months ended March 31, 2003, and to the premises and occupancy costs, which increased $46,000 or 5.6% from $821,000 for the six months ended March 31, 2002 to $867,000 for the six months ended March 31, 2003. Marketing costs decreased $5,000 from $182,000 for the six months ended March 31, 2002 to $177,000 for the six months ended March 31, 2003.

     At March 31, 2003, the Company’s assets totaled $379.7 million compared to $413.7 million at September 30, 2002, a decrease of $34.0 million or 8.2%. Cash and interest-bearing deposits increased $1.4 million or 5.9%, to $25.2 million at March 31, 2003, compared to $23.8 million at September 30, 2002. The Company’s net loans receivable decreased $14.0 million or 5.8% from $240.8 million at September 30, 2002 to $226.8 million at March 31, 2003. Investments and mortgage-backed securities decreased $21.5 million or 17.3% from $124.2 million at September 30, 2002 to $102.8 million at March 31, 2003. Bank owned life insurance totaled $6.4 million at March 31, 2003 compared to $6.3 million at September 30, 2002. Deposits decreased $12.4 million or 6.3% from $196.2 million at September 30, 2002 to $183.8 million at March 31, 2003. During the quarter ended December 31, 2002, the Company sold the deposits of its Bethel Park and Mt. Oliver offices in two separate transactions. Total deposits sold in these transactions were approximately $16.4 million. Borrowings decreased $21.1 million or 11.6% from $181.9 million at September 30, 2002 to $160.8 million at March 31, 2003. Guaranteed preferred beneficial interest in subordinated debt totaled $9.1 million at March 31, 2003 compared to $9.7 million at September 30, 2002. Stockholders’ equity totaled $22.8 million representing 6.00% of assets at March 31, 2003. The Company’s tier one capital totaled $28.9 million or 7.60% of assets at March 31, 2003.

     Pittsburgh Financial Corp., with assets of $379.7 million as of March 31, 2003, is the parent company of BankPittsburgh, a Pittsburgh based community bank which operates seven banking offices and a loan office in Allegheny and Butler counties.

     This news release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited, to, changes in general economic conditions, interest rates, deposit flows, loan demand, competition, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company.

FINANCIAL STATEMENTS
PITTSBURGH FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,	September 30,
	2003	2002
	(Unaudited)

Assets
Cash	1,092,401	$1,709,206
Interest-bearing deposits	24,092,244	22,109,510

	25,184,645	23,818,716
Investment securities available for sale (cost of $92,124,882 and $111,408,047)	93,597,882	113,805,047
Investment securities held to maturity	9,234,999	10,490,985
Bank owned life insurance	6,446,201	6,275,111
Loans receivable, net of allowance of $3,073,332 and $3,023,218	226,830,158	240,805,711
Accrued interest receivable	2,129,873	2,408,605
Premises and equipment, net	5,507,486	5,701,722
Goodwill	151,808	151,809
Federal Home Loan Bank stock	8,671,800	8,098,300
Foreclosed real estate	551,715	787,616
Deferred income taxes	138,667	—
Prepaid income taxes	636,032	526,826
Other assets	620,834	792,538

Total assets	379,702,100	$413,662,986

Liabilities
Deposits	$183,797,830	$196,222,472
Federal Home Loan Bank borrowings	140,830,243	161,888,253
Reverse repurchase agreements	20,000,000	20,000,000
Guaranteed preferred beneficial interests in subordinated debt	9,124,764	9,753,135
Deferred income taxes	—	176,333
Advances by borrowers for taxes and insurance	1,709,052	709,684
Other liabilities	1,449,907	1,879,683

Total liabilities	356,911,796	390,629,560

Minority interest	19,892	11,922
Stockholders’ equity
Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 10,000,000 shares authorized, 2,182,125 shares issued	21,821	21,821
Additional paid-in capital	16,285,233	16,317,309
Treasury stock — at cost, 757,244 and 773,426	(10,180,512)	(10,398,322)
Unearned shares of ESOP	(601,316)	(720,622)
Accumulated other comprehensive income	972,000	1,581,000
Retained earnings (substantially restricted)	16,273,186	16,220,318

Total stockholders’ equity	22,770,412	23,021,504

Total liabilities, minority interest and stockholders’ equity	$379,702,100	$413,662,986

See accompanying notes to unaudited consolidated financial statements.

PITTSBURGH FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Six months ended
	March 31,		March 31,
	(Unaudited)		(Unaudited)

	2003	2002	2003	2002

Interest income:
Loans receivable	$4,039,570	$5,088,257	$8,384,677	$10,428,953
Mortgage-backed securities	862,435	1,046,382	1,812,419	2,093,857
Investment securities:
Taxable	580,156	615,891	1,186,477	1,251,298
Tax exempt	47,458	—	88,549	—
Interest-bearing deposits	17,694	35,424	51,225	82,458

Total interest income	5,547,313	6,785,954	11,523,347	13,856,566
Interest expense:
Deposits	1,260,208	1,884,884	2,713,706	4,146,304
Federal Home Loan Bank and other borrowings	2,425,358	2,708,842	4,999,434	5,371,146
Guaranteed preferred beneficial interest in subordinated debt	220,932	230,517	441,865	468,614

Total interest expense	3,906,498	4,824,243	8,155,005	9,986,064

Net interest income	1,640,815	1,961,711	3,368,342	3,870,502
Provision for loan losses	60,000	150,000	120,000	300,000

Net interest income after provision for loan losses	1,580,815	1,811,711	3,248,342	3,570,502
Noninterest income:
Service charges and other fees	353,594	256,618	723,753	601,554
Bank owned life insurance income	93,000	99,015	186,000	103,015
Net gain on sale of deposits and branch offices	—	—	453,518	—
Net loss on early extinguishment of trust preferred debt	—	—	(51,322)	—
Net gain on sale of investment securities	244,316	—	244,316	8,391
Other income	46,857	71,948	103,315	164,636

Total noninterest income	737,767	427,581	1,659,580	877,596
Noninterest expenses:
Minority interest in earnings of consolidated subsidiary	2,911	—	7,970	—
Compensation and employee benefits	1,181,570	953,252	2,202,230	1,879,989
Premises and occupancy costs	444,162	410,661	867,601	821,444
Amortization of goodwill	—	8,253	—	16,507
Loss/(gain) on sale of foreclosed real estate	432	(13,415)	432	(13,415)
Marketing	63,978	96,103	177,196	182,021
Data processing costs	112,412	114,345	220,189	243,359
Other expenses	501,851	416,447	930,969	845,076

Total noninterest expense	2,307,316	1,985,646	4,406,587	3,974,981

Income before income taxes	11,266	253,646	501,335	473,117
Income taxes	8,500	87,000	178,500	160,800

Net income	$2,766	$166,646	$322,835	$312,317

Basic earnings per share	$—	$0.13	$0.24	$0.23

Diluted earnings per share	$—	$0.12	$0.24	$0.22

Dividends per share	$0.095	$0.09	$0.19	$0.18

See accompanying notes to unaudited consolidated financial statements

PITTSBURGH FINANCIAL CORP.
FINANCIAL RESULTS

	AT OR FOR THE	AT OR FOR THE
	SIX MONTHS ENDED	YEAR ENDED
	MARCH 31, 2003	SEPTEMBER 30, 2002

	(Dollars in Thousands)	(Dollars in Thousands)
SELECTED BALANCE SHEET DATA
AVERAGE INTEREST-EARNING ASSETS	$378,141	$396,517
AVERAGE INTEREST-BEARING LIABILITIES	357,830	377,222
NET AVERAGE EARNING ASSETS	20,311	19,295
AVERAGE INTEREST-EARNING ASSETS TO AVERAGE INTEREST-BEARING LIABILITIES	105.68%	105.12%

NON-PERFORMING ASSETS	5,335	4,783
NON-PERFORMING ASSETS TO TOTAL ASSETS	1.41%	1.16%
NON-PERFORMING LOANS	4,783	3,995
NON-PERFORMING LOANS TO TOTAL LOANS	2.05%	1.61%
ALLOWANCE FOR LOAN LOSSES	3,073	3,023
ALLOWANCE FOR LOAN LOSSES TO NON-PERFORMING LOANS	64.25%	75.67%
ALLOWANCE FOR LOAN LOSSES TO NET LOANS	1.32%	1.22%

STOCKHOLDERS’ EQUITY TO ASSETS	6.00%	5.56%
TIER ONE CAPITAL TO ASSETS	7.60%	6.87%

	AT OR FOR THE		AT OR FOR THE
SELECTED OPERATING DATA:	THREE MONTHS ENDED		SIX MONTHS ENDED
	MARCH 31,(1)		MARCH 31,(1)

	2003	2002	2003	2002

Return on average equity	0.05%	3.13%	2.81%	2.84%
Return on average equity (2)	—	2.96%	—	2.70%
Return on average assets	—	0.16%	0.16%	0.15%
Return on average assets (2)	—	0.15%	—	0.14%
Average yield earned on interest-earning assets	5.95%	6.84%	6.09%	6.94%
Average rate paid on interest-bearing liabilities	4.42%	5.07%	4.56%	5.26%
Average interest rate spread	1.53%	1.77%	1.53%	1.68%
Net interest margin	1.76%	1.98%	1.78%	1.94%
Noninterest income as a percent of average assets (2)	0.51%	0.41%	0.51%	0.42%
Operating expenses as a percent of average assets (2)	2.36%	1.92%	2.23%	1.92%

PER SHARE DATA:
Diluted earnings per share (3)	$0.00	$0.12	$0.24	$0.22
Impact of non-core items (3)	(0.11)	—	(0.11)	—

Diluted earnings per share excluding non-core items (2)(3)	($0.11)	$0.12	$0.13	$0.22
Book value per share	$15.98	$15.01	$15.98	$15.01
Market price per share
High	$14.65	$14.06	$14.65	$14.06
Low	$12.25	$11.16	$10.80	$11.00
Close	$13.15	$14.06	$13.15	$14.06

(1)	Ratios are annualized where appropriate.
(2)	Ratio or calculation excludes non-core items (gain on sale of deposits and branch offices, loss on extinguishment of debt, net gain on sale of investments).
(3)	Amount calculated excludes ESOP and RRP shares not committed to be released.